Global Axcess Names New Chairman, Vice Chairman, and CEO

PONTE VEDRA BEACH, Fla., October 11, 2006 /PRNewswire-FirstCall/ -- Global Axcess Corp (OTC BB: GAXC), an independent provider of ATM solutions, announced that Joseph M. Loughry, III, has been named Chairman of the Board, Lock Ireland has been named Vice Chairman of the Board, and George A. McQuain has been named President, CEO and a Director.

Mr. Loughry has proven ability to set direction, turnaround troubled situations, and manage quality based profitable growth. He has had successful hands-on experience in creating shareholder value in public and privately held processing services and software companies. Most recently, as President CEO of HTE, Inc. he engineered the turnaround of a public software company. The Company was eventually sold to SunGard Data Systems. He also served as President and CEO of QuestPoint Holdings, Inc., a financial transaction processing services business and as CEO of Nationwide Remittance Centers, Inc.; a venture funded lock-box services business, which was acquired by CoreStates Bank. Mr. Loughry graduated from the University of Maryland with a B.S. degree in Business Administration in 1967. Mr. Loughry originally joined Global Axcess as a Director in December 2005.

Mr. Ireland is currently a consultant and Director with NHB Holdings, Inc. He has over 30 years experience in the Banking industry. Prior to this he was the President and CEO for Resource Corporate Management, Inc. (RCMI) from 1994 to 2002. Mr. Ireland has held numerous positions from Vice-President to CEO with the following banks: Bankers Trust of South Carolina, 1st Performance Bank, Republic National Bank and Resource Bancshares. He has been a Director of Global Axcess since July 2003.

George A. McQuain was Chief Executive Officer for Nationwide Money Services, Inc ("NMS"), a GAXC subsidiary, prior to his appointment as CEO and President of Global Axcess. He joined GAXC as a Vice President of Operations in July 2002. Prior to his association with NMS, George served as President and Chief Executive Officer of Ntercept Communications, where he decisively improved sales, marketing and product implementation. Prior to Ntercept, George played a significant role in shaping business strategy and in integrating QuestPoint's international network into First Union. Prior to First Union, George was Chief Operating Officer of QuestPoint, a subsidiary of CoreStates Financial Corporation. CoreStates was acquired by First Union in May 1998. Mr. McQuain received his MBA in Finance and Management from George Mason University in Fairfax, Virginia.

Global Axcess Chairman, Joe Loughry, commented “We are pleased to announce the appointment of George McQuain as our new CEO. The entire Board and I have the utmost confidence in George’s ability to restore investor confidence in the consistency of the company’s financial performance. As part of these efforts, it is our intent to report restructuring charges in the quarter ending September 30, 2006.”

New CEO George McQuain commented “I look forward to taking the helm at Global and delivering quality profitable growth going forward. It is also GAXC’s intent to hold a shareholder update call prior to the end of October 2006 to provide investors with additional information and allow for a Q&A session. We look forward to communicating the date and time of this event in the near future.”

Mr. Michael Dodak, former CEO of GAXC, and Mr. David Fann, former President of GAXC, have resigned their positions with Global Axcess effective immediately to pursue other professional interests.

About Global Axcess Corp

Headquartered in Ponte Vedra Beach, Florida, Global Axcess Corp was founded in 2001 with a mission to emerge as one of the nation's leading ATM solutions companies. Through its wholly owned subsidiary, Nationwide Money Services, Inc. (NMS), the Company provides turnkey ATM management solutions that include cash, project and account management services. NMS currently owns and operates 4,600 ATMs in its national network spanning 42 states. For more information on the Company, please visit http://www.globalaxcess.biz.

Investors
Alliance Advisors, LLC
Alan Sheinwald, 914-244-0062
asheinwald@allianceadvisors.net

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